As filed with the Securities and Exchange Commission on November 1, 2023.

Registration No. 333-275113

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARGO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	84-4080422
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Alameda De Las Pulgas, Suite 350

San Mateo, California 94403

(650) 379-6143

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gina Chapman

Chief Executive Officer

CARGO Therapeutics, Inc.

1900 Alameda De Las Pulgas, Suite 350

San Mateo, California 94403

(650) 379-6143

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

B. Shayne Kennedy Benjamin A. Potter Phillip S. Stoup Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Anup Radhakrishnan Chief Financial Officer CARGO Therapeutics, Inc. 1900 Alameda De Las Pulgas, Suite 350 San Mateo, California 94403 (650) 379-6143	Denny Won Charles S. Kim Kristin VanderPas Dave Peinsipp Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, California 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (“Registration Statement”) is being filed solely for the purpose of filing Exhibit 10.2. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts are estimates except for the Securities and Exchange Commission (SEC) registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and the Nasdaq Global Select Market (Nasdaq) listing fee.

Amount paid or to be paid
SEC registration fee		$14,760.00
FINRA filing fee		$15,550
Nasdaq listing fee		*
Transfer agent’s fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 9 of the registrant’s amended and restated certificate of incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The registrant has entered into indemnification agreements with each of its current directors, executive officers and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the registrant with respect to payments that may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement provide for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent sales of unregistered securities.

Since January 1, 2020, the registrant has sold the following securities without registration under the Securities Act of 1933:

Common stock issuances

From January 1, 2020 through the date of this registration statement, we issued and sold an aggregate of 14,757,814 shares of our common stock, par value $0.001 per share, for aggregate proceeds of approximately $248,422.

Preferred stock issuances

In February 2021, we issued and sold an aggregate of 5,500,000 shares of our series seed convertible preferred stock, par value $0.001 per share (the Series Seed Preferred Stock), to (i) Samsara BioCapital, L.P. (Samsara), (ii) Red Tree Venture Fund, L.P. (Red Tree) and (iii) Emerson Collective Investments, LLC (Emerson and together with Samara and Red Tree, the Series Seed Investors) at a purchase price of $1.00 per share, for an aggregate price of approximately $5,500,000.00.

In January 2022, we issued and sold an aggregate of 5,500,000 shares of our Series Seed Preferred Stock to the Series Seed Investors at a purchase price of $1.00 per share, for an aggregate price of approximately $5,500,000.00.

In February 2023, we issued and sold an aggregate of 68,832,003 shares of our series A-1 convertible preferred stock, par value $0.001 per share (the Series A-1 Preferred Stock), to the purchasers listed on Exhibit A of the Series A Preferred Stock Purchase Agreement (the Series A Investors) at a purchase price of $1.00 per share, for an aggregate price of approximately $68,832,003.00 (collectively, the Series A-1 Financing).

In February 2023, we issued and sold an aggregate of 43,824,255 shares of our series A-2 convertible preferred stock, par value $0.001 per share (the Series A-2 Preferred Stock), through the conversion of approximately $32,868,192 aggregate principal amount of Convertible Notes outstanding at a conversion rate equal to the quotient obtained by dividing the (i) outstanding principal and unpaid accrued interest on the Convertible Notes converted, or portion thereof, on the date of conversion ($32,868,191.77), by (ii) the product of (A) seventy-five percent (75%) and (B) the lowest price paid per share of equity securities of the Company by investors in the Series A-1 Financing ($0.75), for a total of 43,824,255 shares of Series A-2 Preferred Stock to the Series Seed Investors at a purchase price of $0.75 per share, for an aggregate purchase price of approximately $32,868,192.

In July 2023, we issued and sold an aggregate of 45,888,000 shares of our Series A-1 Preferred Stock to the Series A Investors at a purchase price of $1.00 per share, for an aggregate price of approximately $45,888,000.00 (the Second Tranche Closing).

In October 2023, we issued and sold an aggregate of 86,039,997 shares of our Series A-1 Preferred Stock to the Series A Investors at a purchase price of $1.00 per share, for an aggregate price of approximately $86,039,997.00 (the Third Tranche Closing).

Equity awards

From January 1, 2020 through the date of this registration statement, we granted to our team members, officers and directors options to purchase an aggregate of 45,269,216 shares of common stock at per share exercise prices ranging from $0.08 to $0.70 under the 2021 Plan. From January 1, 2020 through the date of this registration statement, we issued an aggregate of 198,670 shares of common stock at per share purchase prices ranging from $0.08 to $0.37 pursuant to the exercise of options by our team members, officers and directors.

The offers, sales and issuances of the securities described in Item 15(a) through 15(f) were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our company.

The offers, sales and issuances of the securities described in Item 15(f) were exempt from registration under the Securities Act under either Rule 701, in that the transaction were under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were our employees, directors or consultants. Appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and financial statement schedules.

(a)	Exhibits. See the Exhibit Index attached to this registration statement, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit number	Exhibit description

1.1*	Form of Underwriting Agreement

3.1**	Second Amended and Restated Certificate of Incorporation, as currently in effect

3.2*	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the completion of this offering

3.3**	Bylaws, currently in effect

3.4**	Form of Amended and Restated Bylaws, to be in effect immediately prior to the completion of this offering

4.1	Reference is made to Exhibits 3.1 through 3.4

4.2*	Form of Common Stock Certificate

4.3**	Amended and Restated Investors’ Rights Agreement, dated, February 9, 2023, by and among the Registrant and the investors listed therein

5.1*	Opinion of Latham & Watkins LLP

10.1(a)**†	Exclusive License Agreement effective August 1, 2022, by and between the Registrant and the Board of Trustees of the Leland Stanford Junior University

10.1(b)**†	Amendment No. 1 to Exclusive License Agreement effective August 1, 2022, by and between the Registrant and the Board of Trustees of the Leland Stanford Junior University

10.2†	License and Supply Agreement, dated June 24, 2022, by and between the Registrant and Oxford Biomedica (UK) Limited

10.3**†	Patent License Agreement, dated March 16, 2022, by and between the Registrant and the National Cancer Institute

10.4**†	Patent License Agreement, dated February 24, 2023, by and between the Registrant and the National Cancer Institute

10.5(a)**#	CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan and forms of option agreements thereunder

10.5(b)**#	Amendment No. 5 to CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan

10.5(c)**#	Form Agreements under the CARGO Therapeutics, Inc. 2021 Stock Option and Grant Plan

10.6(a)*#	2023 Incentive Award Plan

10.6(b)*#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2023 Incentive Award Plan

10.6(c)*#	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2023 Incentive Award Plan

10.7*#	Employee Stock Purchase Plan

10.8**#	Employment Agreement by and between the Registrant and Gina Chapman

10.9**#	Employment Agreement by and between the Registrant and Anup Radhakrishnan

10.10**#	Employment Agreement by and between the Registrant and Shishir Gadam

10.11*#	Non-Employee Director Compensation Program

Exhibit number	Exhibit description

10.12**	Form of Indemnification and Advancement Agreement for directors and officers

10.13(a)**	Sublease Agreement, dated November 4, 2021, by and between BigHat Biosciences, Inc. and the Registrant (f/k/a Syncopation Life Sciences, Inc.)

10.13(b)**	First Amendment to Sublease Agreement, dated August 17, 2022, by and between BigHat Biosciences, Inc. and the Registrant (f/k/a Syncopation Life Sciences, Inc.)

10.14**	Employment Agreement by and between the Registrant and Ginna Laport

23.1**	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (reference is made to the signature page to the Registration Statement)

107**	Filing Fee Table

*	To be filed by amendment.
**	Previously filed.
#	Indicates management contract or compensatory plan.
†	Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10).

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 1st day of November, 2023.

CARGO Therapeutics, Inc.

By:	/s/ Gina Chapman
Name:	Gina Chapman
Title:	Chief Executive Officer

Signatures and power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gina Chapman and Anup Radhakrishnan and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gina Chapman Gina Chapman	Chief Executive Officer and Director (principal executive officer)	November 1, 2023

/s/ Anup Radhakrishnan Anup Radhakrishnan	Chief Financial Officer (principal financial officer and principal accounting officer)	November 1, 2023

* Abraham Bassan	Director	November 1, 2023

* Reid Huber	Director	November 1, 2023

* David Lubner	Director	November 1, 2023

* Heath Lukatch	Director	November 1, 2023

* Crystal Mackall	Director	November 1, 2023

Signature	Title	Date

* John Orwin	Director and Chairperson	November 1, 2023

* Krishnan Viswanadhan	Director	November 1, 2023

*By:	/s/ Gina Chapman
Gina Chapman
Attorney-in-Fact